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                                   EXHIBIT 99

FOR IMMEDIATE RELEASE: Monday, March 29, 2004

         R.G. BARRY CORPORATION SECURES FACTORING AND FINANCING FROM CIT

PICKERINGTON, OHIO -- MARCH 29, 2004 - R.G. BARRY CORPORATION (NYSE: RGB) said today that it entered into a factoring and financing agreement with The CIT Group/Commercial Services. Under the credit facility, CIT may advance to the Company loans and arrange for the issuance of letters of credit in an aggregate amount up to $35 million, subject to a borrowing base formula. The agreement is for a stated term of three years.

From funds to be borrowed under the new CIT facility, the Company will retire all indebtedness to its current lending bank and to an institutional lender.

To secure the financing, the Company is granting to CIT a security interest and pledge in substantially all of its assets, including a mortgage on all of its real estate. The Company's current bank facility, which will be retired, is also secured by substantially all of the assets of the Company.

The CIT agreement permits the Company to convert its factoring arrangement to an asset-based revolving loan on terms to be mutually agreed upon.

"We are pleased to have established this relationship with CIT which has such an excellent reputation in providing financial services to the apparel and footwear industries, and we believe that it provides a financing arrangement that is well-suited to our comfort footwear business," said Thomas Von Lehman, President and Chief Executive Officer.

"CIT has long been committed to financing the apparel and footwear industries, and we are pleased to have the opportunity to play a role in R.G. Barry's business strategy," said John F. Daly, President of CIT Commercial Services.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this release, other than statements of historical fact, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based upon information available to the Company on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, the success of the Company's on-going efforts to achieve profitability, the decision of CIT to continue to fund under its discretionary factoring and financing arrangement with the Company, competitive factors, dependence on third party contract manufacturers, and the continuing support of the Company's suppliers and customers. Other risks to the Company's business are detailed in our press releases, shareholder communications and Securities and Exchange Commission filings.

AT THE COMPANY: Daniel D. Viren , Senior Vice President-Finance (614) 864-6400
                Roy Youst, Director Corporate Communications (614) 864-6400